© 2017 Masimo. All Rights Reserved. Q4 2017 Results Supplemental Presentation to Earnings Press Release February 27, 2018

© 2018 Masimo. All Rights Reserved. All statements other than statements of historical facts contained herein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2018 total, product, royalty revenues and other, GAAP earnings per diluted share and our long-term outlook; demand for our products; anticipated revenue and earnings growth; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET® and Masimo rainbow SET™ products and technologies for substantially all of our revenue; any failure in protecting our intellectual property; exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; our ongoing litigation and related matters; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Forward-Looking Statements

© 2018 Masimo. All Rights Reserved. Non-GAAP Financial Measures The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items that are more fully described below. Management believes that adjustments for these items assist investors in making comparisons of period-to- period operating results and that these items are not indicative of the company’s on-going core operating performance. These non- GAAP financial measures have certain limitations in that they do not reflect all of the costs associated with the operations of the company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the company may be different from the non-GAAP financial measures used by other companies. The company has presented the following non-GAAP measures to assist investors in understanding the company’s core net operating results on an on-going basis: (i) non-GAAP net income, (ii) non-GAAP product revenue, (iii) non-GAAP gross profit, (iv) non-GAAP operating expenses, (v) non-GAAP non-operating income (expense), and (vi) non-GAAP net income per diluted share. These non- GAAP financial measures may also assist investors in making comparisons of the company’s core operating results with those of other companies. Management believes non-GAAP product revenue, non-GAAP gross profit, non-GAAP net income and non-GAAP net income per diluted share are important measures in the evaluation of the company’s performance and uses these measures to better understand and evaluate our business. The non-GAAP financial measures reflect adjustments for the following items, as well as the related income tax effects thereof: Acquisition-related depreciation and amortization, Excess tax benefits from stock-based compensation and Tax impacts that may not be representative of the ongoing results of our core operations. For additional financial details, please visit the Investor Relations section of the Company’s website at www.masimo.com to access Supplementary Financial Information.

© 2018 Masimo. All Rights Reserved. Masimo Today ~$808M annual product revenue 1 >140 countries Innovator in noninvasive patient monitoring technologies >100 Million patients impacted each year 2 Leader in pulse oximetry Primary pulse oximetry technology at 17 of the top 20 hospitals listed in the 2017-2018 U.S. News & World Report Best Hospitals Honor Roll 3 1 Masimo 2018 financial guidance as of February 27, 2018 2 Estimate: Masimo data on file 3 http://health.usnews.com/health-care/best- hospitals/articles/best-hospitals-honor-roll-and-overview

© 2018 Masimo. All Rights Reserved. Execution of our Initial 10 Year Plan ► Product revenue rose from $200M in 2007 to $741M in 2017 1 ► Clinical success for SET® and rainbow (i.e. PVi ®, SpHb®, ORi® and SpCO®) ► Technology expansion ► NomoLine™ capnography ► SedLine™ brain function monitoring ► O3® regional oximetry ► Protected our innovation with significant patent wins ► Satisfied customers – major customer “wins” with >98% renewal ► Realization of promised financial leverage 1 Masimo product revenue for fiscal year ended December 30, 2017

© 2018 Masimo. All Rights Reserved. ► Our customers and partners are embracing us ► Targeting revenue growth of 8%-10% ► Targeting long-term operating profit margin of 30% ► Targets do not include contributions from products in pipeline or M&A ► We are a 29 year-old company that has the passion of a start-up ► Our technologies provide meaningful clinical benefits and reduce costs of care Embarking on New Seven Year Plan

© 2018 Masimo. All Rights Reserved. Fourth Quarter 2017 Financial Results

© 2018 Masimo. All Rights Reserved. Fourth Quarter 2017 Highlights ► Total revenue, including royalty and other revenue, increased 22.9% to $225.2 million ► Product revenue increased 13.4% to $199.2 million ► GAAP net income of $0.4 million, or $0.01 cent per diluted share, which included a charge of $0.78 per diluted share related to U.S. tax reform offset by a $0.07 tax benefit per diluted share related to stock option exercises ► Non-GAAP net income of $40.0 million, or $0.72 per diluted share, increased 60.0% over the prior year period.

Fourth Quarter 2017 P&L Performance

($ in millions, except per share amounts)	Q4 2017	Q4 2016	Increase / (Decrease)	Performance Highlights
Total Revenue	$ 225.2	$ 183.2	22.9%	
Product Revenue	$ 199.2	$ 175.7	13.4%	Solid growth in both our U.S and international regions, with broad-based strength across our product portfolio.
Royalty & Other Revenue	$ 26.0	$ 7.5	$ 18.5	Included $19 million of Non-Recurring Engineering (NRE) revenue as we completed significant project milestones, ahead of schedule, relating to the integration of various Masimo technologies into Philips' monitors. Royalty revenue declined by $0.5 million to $7 million.
GAAP Total Gross Margin	68.3%	67.9%	40 basis points	Bolstered by the additional $19 million of NRE revenue. Also note that total cost of goods sold included an expense of $2.2 million for project expenses related to the NRE revenue from Philips.
Product Gross Margin	65.3%	66.5%	-120 basis points	In-line with our expectations, as we had noted on our previous call that a higher level of placements of monitors with customers could result in higher amortization costs in the fourth quarter.
GAAP Operating Expenses	42.0%	-101.6%	N/A	In comparison, fourth quarter 2016 operating expenses were a credit of $186.1 million, which included a $270 million benefit from the Philips agreement.
GAAP Operating Margin	26.3%	169.4%	N/A	Strong operating margin performance of 26.3% due to the benefits of scale from our 13% product revenue growth and the achievement of higher margin NRE revenues in the period. In comparison, fourth quarter 2016 operating margin included a $270 million benefit from the Philips agreement.
GAAP Earnings Per Share	$ 0.01	$ 3.97	($ 3.96)	GAAP earnings per share of $0.01 included a charge of $0.78 related to U.S. tax reform offset by a $0.07 tax benefit related to stock option exercises. In comparison, fourth quarter 2016 GAAP earnings per share of $3.97 included a one-time benefit of $3.43 related to the Philips' agreement and a $0.10 tax benefit related to stock option exercises.
Non-GAAP Earnings Per Share	$ 0.72	$ 0.45	60.0%	Non-GAAP earnings growth of 60% was primarily driven by our 13% product revenue growth and a lower growth rate for operating expenses.

© 2018 Masimo. All Rights Reserved.

Masimo

© 2018 Masimo. All Rights Reserved. 2018 Guidance and Adoption of Non-GAAP Financial Measures

© 2018 Masimo. All Rights Reserved. Adoption of Non-GAAP Financial Measures ► In response to investor feedback and more aligned with peer practices ► We believe these changes increase transparency and better reflect the underlying financial performance of the business ► Creates more meaningful comparisons between periods and to peer companies ► Used by management to better understand and evaluate our business ► Excludes acquisition-related depreciation and amortization and tax benefits from stock option exercises, as well as other items described in our description of Non-GAAP Financial Measures

2018 Financial Guidance[1]

($ in millions, except per share amounts)	2018 Guidance GAAP	2018 Guidance Non-GAAP [2]	Performance Highlights
Total Revenue	$ 836	$ 836	
Product Revenue	$ 808	$ 808	Reflects growth of approximately 9% over the prior year period
Royalty and Other Revenue	$ 28	$ 28	We expect approximately $3 million in Non-Recurring Engineering (NRE) revenues from our Philips partnership in 2018. Separately, with our royalty agreement expiring in October this year, we are projecting approximately $25 million in royalty revenue.
Total Gross Margin	66.7%	66.8%	~30 basis points lower than prior year, which is primarily driven by a significant reduction in Royalty & NRE revenue which carry a higher margin than our product revenue.
Product Gross Margin	65.7%	65.8%	~80 basis points higher than prior year. This is consistent with our goal of delivering at least 50 basis points of product gross margin improvement each year as we drive towards our long-term goal of 70% product gross margins.
Operating Expenses	42.5%	42.4%	~20 basis points higher than prior year driven by a significant reduction in Royalty & NRE revenue
Operating Margin	24.2%	24.4%	~50 basis points lower than prior year driven by a significant reduction in Royalty & NRE revenue which carry a higher margin than our product revenue, offset by strong year-over-year performance in our core business.
Earnings Per Share	$ 2.90	$ 2.80	Two items are excluded from our GAAP numbers to arrive at our non-GAAP EPS figures. The two items excluded are excess tax benefits from stock option exercises estimated at $0.12 offset by acquisition-related depreciation and amortization expense of $0.02 (net of tax), for a net adjustment of $0.10.
EBITDA	26.9%	29.9%	Strong EBITDA margins highlight the cash generating capability of the business.
Estimated Tax Rate	22.0%	25.0%	Based on our expected mix of U.S. and OUS profits, we are estimating that our non-GAAP tax rate will improve to approximately 25% as a result of the recently enacted tax legislation.

[1] Masimo 2018 financial guidance as of February 27, 2018
[2] Please refer to our Non-GAAP financial measures and definitions contained herein

© 2018 Masimo. All Rights Reserved.

Masimo

© 2018 Masimo. All Rights Reserved. Driving Shareholder Value Through Growth and Profitability Product Revenue (in Millions) Adjusted EBITDA 2 (in Millions) Non-GAAP EPS 2 ($ per share) 1 1 1 1 Masimo 2018 financial guidance as of February 27, 2018 2 Please refer to our Non-GAAP financial measures and definitions as previously described in this document

© 2018 Masimo. All Rights Reserved. Investment Highlights Improve Patient Care and Reduce Cost of Care through Innovation-Ultimate Way to Drive Shareholder Value Grow revenues at multiples of the market (8-10% growth) Target long-term gross product margins of ~70% and operating profit margins of ~30% Targeting double digit long-term EPS growth Optimizing tax structure beyond domestic tax reform Equipped to generate significant increases in free cash flow #1 Grow Revenues #2 Expand Margins #3 Tax Rate Improvement #4 EPS Growth #5 Free Cash Flow

© 2018 Masimo. All Rights Reserved.